June 30, 2011

Grubb & Ellis Healthcare REIT II, Inc.
1551 North Tustin Avenue, Suite 300
Santa Ana, California 92705

Re: Proposed $71,500,000 Secured Line of Credit (the “Facility”) for Grubb & Ellis Healthcare REIT II Holdings, LP (the “Borrower”).

Ladies and Gentlemen:

This letter is delivered to you in connection with that certain Summary of Terms and Conditions, dated as of June 6, 2011 a copy of which is attached hereto as Exhibit A (the “Term Sheet"; capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Term Sheet or in that certain Credit Agreement to be dated as of June 30, 2011, the “Credit Agreement”), executed among Grubb & Ellis Healthcare REIT II Holdings, LP (the “Borrower”), KeyBank National Association (“KeyBank”), in its capacity as administrative agent (the “Administrative Agent” or “Agent”) and KeyBank in its capacity as lead arranger and book manager (the “Lead Arranger”). In connection with, and in consideration of the commitments contained in the Term Sheet, the Borrower hereby agrees as follows:

1.	Underwriting Fee: At closing, the Borrower agrees to pay the Lead Arranger a fee of $972,500 (which equals to one hundred fifty (150) basis points (1.50%) of the underwritten amount of the Facility (i.e., $71,500,000, the “Facility Amount”), multiplied by .015 = $1,072,500 minus a $100,000 credit from the Lead Arranger) for its work in underwriting, documenting and syndicating the Facility.

2.	Accordion Fee: Upon closing of the Accordion (as described on the Term Sheet) the Borrower shall pay an accordion fee to the Lead Arranger in an amount equal to 1.50% of proceeds raised in excess of $71,500,000 (such amounts, the “Accordion Amount”).

3.	Unused Fee: Throughout the term of the Facility (and as more fully set forth in Section 2.7(b) of the Credit Agreement), the Borrower shall pay an unused fee to the Administrative Agent and each Lender of fifty (50) basis points (0.50%) of the average daily difference between the Facility Amount (i.e., $71,500,000) and the aggregate Facility outstandings, payable in arrears at the end of each quarter. The unused fee will be waived for any quarter where the average usage of the Facility exceeds 65% of the Facility Amount.

4.	Extension Fee: In the event that the Borrower shall have delivered an extension notice to extend the Term of the Facility as set forth in the Term Sheet, the Borrower shall pay to the Agent (as more fully set forth in Section 2.24 of the Credit Agreement,) for the ratable benefit of the Lenders on the end of the initial Term (i.e., three years after the Closing Date, herein the “Revolving Credit Commitment Termination Date”), a non-refundable extension fee (the “Extension Fee”) in an amount equal to fifty (50) basis points (0.50%) multiplied by the Facility Amount.

5.	As more fully set forth below, in connection with permanent financings of properties financed through the Facility and other properties owned by the Borrower or its Subsidiaries, Borrower agrees as follows:

(a) Right of First Refusal (“ROFR”). Borrower agrees that the Lead Arranger and Lead Arranger’s Affiliates shall have the exclusive right (other than with respect to any agreements with other parties existing as of the date of this Letter and set forth on Schedule I hereof) of first refusal on Borrower’s (and its Subsidiary’s, any such party, a “Borrower Party”) behalf to arrange for or otherwise provide any permanent loan regarding any Eligible Borrowing Base Assets (as defined in Term Sheet) included (past or present) in the Facility’s Borrowing Base or other real estate asset owned by a Borrower Party (any such permanent loan being referred to herein as a “Permanent Loan”) provided to such Borrower Party by Fannie Mae, Freddie Mac, HUD, an insurance company, a CMBS lender or similar long term institutional investor or lender (any such entity being referred to herein as a “Permanent Lender”) in an aggregate amount of not less than $50,000,000 (the “Threshold Amount”). Lead Arranger (or Lead Arranger’s Affiliate) will have a period of fifteen (15) Business Days after its receipt of all necessary analytical information to advise the Borrower of Lead Arranger’s (or Lead Arranger’s Affiliate’s) decision with respect to such financing.

(b) Right of First Offer (“ROFO”). Borrower agrees that the Lead Arranger and Lead Arranger’s Affiliates shall have the exclusive right (other than with respect to any agreements with other parties existing as of the date of this Letter and set forth on Schedule I hereof) of first offer to arrange for or otherwise provide to (or on behalf of) any Borrower Party with respect to any Permanent Loan of any Eligible Borrowing Base Assets included (past or present) in the Facility’s Borrowing Base or other real estate asset owned by a Borrower Party in an aggregate amount of not less than the Threshold Amount.

(c) Exit Fee. On or before the Revolving Credit Commitment Termination Date (or such earlier date as the Lenders’ commitments under the Facility may be terminated, whether pursuant to Borrower’s voluntary election, default or otherwise, herein, the “Termination Date”), the Borrower will pay to the Lead Arranger an exit fee equal to two percent (2.0%) of the difference (which will in no case be less than $0.00) between the Threshold Amount minus the aggregate original principal amount of all Permanent Loans provided or arranged by Lead Arranger or an Affiliate of Lead Arranger (the “Exit Fee”); provided, that if Lead Arranger or an Affiliate of Lead Arranger arranges any Permanent Loan that funds within the period of one (1) year after the Termination Date (such new Permanent Loan, a “New Loan”), then Borrower will receive a refund of that portion of the Exit Fee previously paid in the amount equal to the amount by which the Exit Fee would have been reduced if such New Loan had been in place on or before the Termination Date. The Exit Fee shall be deemed to be earned upon the execution of this Letter but is not due and payable until the time set forth in the first sentence of this Subsection (c)

6.	Market Flex: The Borrower acknowledges and agrees that Lead Arranger will arrange syndication of the Facility, either prior to or after closing, based on the pricing, fees, structure, and terms referenced in the attached Term Sheet. If, on or prior to the time of the syndication, Agent, in its reasonable judgment, determines that Lead Arranger will not be able to successfully arrange syndication of the transaction, then Agent may, in consultation with the Borrower, adjust the amounts, pricing, fees, terms, tranching and structure of the transactions contemplated hereby in an effort to effect a successful syndication of the Facility, provided that the total Facility Amount will not change. The rights of Agent/Lead Arranger under this paragraph will survive the execution of the definitive loan documentation and any borrowings thereunder and will continue in full force and effect after the closing until Agent/Lead Arranger determines that a successful syndication has occurred.

The fees payable above shall be fully earned upon becoming due and payable (regardless of whether such fees are being paid for a later period), shall be non-refundable for any reason whatsoever and shall be in addition to any other fee, cost or expense payable pursuant to the Facility. Agent and Lead Arranger reserve the right to allocate to its affiliates, in whole or part, certain fees payable to it in such manner as each may determine in its sole discretion.

Please evidence your acknowledgment and consent to the provisions of this letter by signing in the space provided below and returning a copy of this letter to the undersigned.

Very truly yours,

KEYBANK NATIONAL ASSOCIATION

By: /s/ Brian Heagler
Name: Brian Heagler
Title: Senior Relationship Manager

KEYBANC CAPITAL MARKETS

By: /s/ Wally Neill
Name: Wally Neill
Title: Managing Director

Acknowledged and agreed to as of June 30, 2011.

Grubb & Ellis Healthcare REIT II Holdings, LP,
a Delaware limited partnership

By: Grubb & Ellis Healthcare REIT II, Inc.

By: /s/ Shannon K S Johnson
Name: Shannon K.S Johnson
Title: Chief Financial Officer